Exhibit 16.1

July 17, 2003

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We have read the statements made by Insignia Solutions plc (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K as part of the Company’s Form 8-K report dated July 1, 2003.  We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP